Exhibit 99.1

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR FIRST QUARTER 2010

SAN DIEGO, CA, May 6, 2010 — DJO Incorporated (“DJO” or the “Company”) a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter of 2010, ended April 3, 2010.

First Quarter Results

DJOFL achieved net sales from continuing operations for the first quarter of 2010 of $240.1 million, reflecting growth of 10.3 percent over net sales of $217.7 million for the first quarter of 2009.  On the basis of constant currency, excluding a $4.2 million favorable impact from changes in foreign exchange rates from rates in effect in the first quarter of 2009, net sales in the first quarter of 2010 grew 8.4 percent over net sales in the first quarter of 2009.  The first quarter of 2010 included approximately 65 shipping days in the U.S. and 64 shipping days internationally, while the comparable 2009 period included 61 shipping days globally.

For the first quarter of 2010, DJOFL reported a net loss attributable to DJOFL of $33.7 million, compared to a net loss attributable to DJOFL of $14.3 million for the first quarter of 2009.  The results for the current and prior year first quarter periods were impacted by significant non-recurring charges and other adjustments related to ongoing restructuring activities and acquisitions.

The Company defines Adjusted EBITDA as net income (loss) plus loss (income) from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes.  A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

- more -

Adjusted EBITDA for the first quarter of 2010, before future cost savings related to acquisitions, was $61.5 million, or 25.6 percent of net sales, growing approximately 26.6 percent, compared to Adjusted EBITDA, before future cost savings, of $48.6 million, or 22.3 percent of net sales, for the first quarter of 2009.  The year-over-year improvement is primarily attributable to improving sales results, incremental cost savings realized from integration activities and other cost savings initiatives and the benefit of favorable changes in foreign currency exchange rates, which increased Adjusted EBITDA for the first quarter of 2010 by approximately $1.7 million, compared to what it would have been had rates in effect in the first quarter of 2009 remained in effect.  For the twelve month period ended April 3, 2010 (LTM), Adjusted EBITDA was $264.5 million, including future cost savings to be achieved related to recent acquisitions of $0.8 million, or 27.7 percent of LTM net sales.

The Company had cash balances of $54.0 million at April 3, 2010 and available liquidity of $100 million under its revolving line of credit.

“We are pleased to report a good start to 2010,” said Les Cross, president and chief executive officer.  “Year-over-year constant currency sales growth in excess of 8% reflects growth across all of our business segments.

“First quarter 2010 revenue growth was impacted by the discontinuation of certain unprofitable product lines in our Chattanooga and Bracing and Supports businesses in 2009 and the sale of a small, non-core spine product line in 2009 by DJO Surgical.  The discontinued/sold product lines generated revenue of $2.5 million in the first quarter of 2009.  On a pro forma basis, excluding 2009 revenue from these products, our first quarter sales would have reflected growth of 11.6% over the first quarter of 2009, or 9.6% on the basis of constant currency.  While the first quarter did contain a few more shipping days this year, which contributed to revenue growth for certain of our businesses, revenues for several of our businesses are not affected by the length of the quarter.

“Our adjusted gross profit margin of 64.7% improved 40 basis points compared to the first quarter of 2009, reflecting the achievements we have made with our cost savings initiatives, and was in line, sequentially, with the fourth quarter of 2009.

“We are very pleased to report strong year-over-year growth in Adjusted EBITDA for the first quarter of 2010.  Adjusted EBITDA growth continues to be driven by the cost savings initiatives we have completed combined with improving sales results and favorable changes in foreign currency exchange rates.  The expected sequential decline in Adjusted EBITDA from the fourth quarter of 2009 reflects normal seasonality in net sales, combined with unfavorable changes in foreign exchange rates, higher expenses related to the timing of certain sales and marketing events and large industry events, such as the annual meeting of the American Academy of Orthopaedic Surgeons and investments we have made to accelerate revenue growth.

- more -

“Late in the first quarter, we began implementing our new domestic commercial structure under the leadership of Andrew Holman, Executive Vice President, Sales and Marketing for our U.S. commercial businesses.  We have improved the alignment of our domestic sales leadership teams to better address market opportunities. We have integrated our U.S. marketing, our U.S. sales operations and other commercial shared services groups under new leadership.  We have also added an important new focus on strategic planning and portfolio management.  We look forward to sales momentum building in 2010 as our markets continue their gradual improvement and as our new domestic commercial operations structure gains traction, enabling DJO to achieve greater sales growth.

“First quarter sales from our Domestic Rehabilitation segment, which includes our Bracing and Supports, Empi, Chattanooga and Regeneration businesses, grew 8.2% compared to the first quarter of 2009, led by markedly improved Chattanooga sales growth, in spite of the fact that this business was unfavorably impacted by discontinued product lines, compared to the first quarter a year ago.  On a pro forma basis, excluding 2009 revenue from discontinued Chattanooga product lines and 2009 revenue from discontinued pain pump products in Bracing and Supports, Domestic Rehabilitation sales grew approximately 9.1%, compared with the first quarter of 2009, driven by improving market dynamics in most of our businesses and the length of the quarter, which benefited some of our businesses.

“The first quarter also marked an important milestone as we completed the nearly year long integration of our Chattanooga business.  This should improve our gross margins later in the year once we work through remaining inventories on hand that still reflect the higher production costs of the U.S. based Chattanooga manufacturing facility.  The completion of the integration is also expected to have a positive effect on our operating expenses.

“Sales in our Domestic Surgical Implant segment grew 10.8% over the first quarter of 2009, driven in part by strong sales of our Reverse Shoulder Prosthesis, as well as the length of the quarter.  On a pro forma basis, excluding 2009 revenue from the small spine product line that DJO Surgical sold late in 2009, Domestic Surgical Implant sales grew 13.8%, compared with the first quarter of 2009.

- more -

“First quarter sales within our International segment were also strong, growing almost 16%, compared to the first quarter of 2009.  Favorable changes in foreign currency exchange rates contributed $4.2 million in the first quarter of 2010.  Excluding the impact of foreign exchange, international sales grew 8.2% and on a pro forma basis, excluding 2009 revenue from discontinued products, constant currency sales in our International segment increased by 9.8%, compared to the first quarter of 2009.  These results were driven primarily by strong bracing and supports sales, aided in part by the length of the quarter, and continuing recovery in global clinical physical therapy markets.

“With a solid first quarter behind us and with the roll out of our new U.S. commercial operations strategy underway, we continue to view 2010 as an exciting and transformational year for DJO.  We continue to believe that the industry drivers that influence our businesses are gradually improving, and together with more robust product launches, improved sales initiatives and a more aligned sales approach across our domestic businesses, DJO should continue to deliver improving sales results and strong year-over-year growth in Adjusted EBITDA.

“On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in the first quarter.  We are especially proud of the fact that our manufacturing facility in Tijuana, Mexico was recently named “The Best Company to Work for in Mexico 2010,” by the Great Place to Work Institute Mexico.

“For the remainder of 2010, DJO’s reported results will likely be impacted by recent unfavorable changes in foreign currency exchange rates.  While foreign currency exchange was favorable in the first quarter, recent strengthening of the dollar versus certain currencies, especially the Euro, make it likely that changes in foreign currency exchange rates will have an unfavorable impact on the Company’s results for the remainder of 2010.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, May 6, 2010.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 72073995.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

- more -

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Compex®, Cefar®-Compex® and Ormed®.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations for its businesses relative to the current market conditions and a slowly improving sales environment, U.S. and global economic conditions, foreign exchange environment, sales and Adjusted EBITDA levels and trends for 2010, gross profit margin expansion and cost reduction programs.  The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or

- more -

otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, Domestic Surgical Implant and International segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger, recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the continued growth of the markets the Company addresses and any impact on these markets from changes in economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  These and other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010 with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

- tables to follow -

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	April 3, 2010	March 28, 2009
Net sales	$240,076	$217,653
Cost of sales (exclusive of amortization of $8.9 million and $9.5 million for the three months ended April 3, 2010 and March 28, 2009 respectively, included below)	87,354	79,000
Gross profit	152,722	138,653
Operating expenses:
Selling, general and administrative	110,526	100,600
Research and development	5,571	5,803
Amortization of acquired intangibles	19,054	19,131
Operating income	17,571	13,119
Other income (expense):
Interest income	353	336
Interest expense	(40,712)	(38,591)
Other expense, net	(780)	(1,380)
Loss from continuing operations before income taxes	(23,568)	(26,516)
Provision (benefit) for income taxes	9,768	(11,937)
Loss from continuing operations	(33,336)	(14,579)
Income from discontinued operations, net of tax	—	410
Net loss	(33,336)	(14,169)
Less: Net income attributable to noncontrolling interests	322	139
Net loss attributable to DJO Finance LLC	$(33,658)	$(14,308)

- more -

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 3, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$54,039	$44,611
Accounts receivable, net	151,245	146,212
Inventories, net	94,600	95,880
Deferred tax assets, net	39,490	40,448
Prepaid expenses and other current assets	26,003	14,725
Total current assets	365,377	341,876
Property and equipment, net	81,522	86,714
Goodwill	1,188,736	1,191,497
Intangible assets, net	1,167,882	1,187,677
Other non-current assets	40,714	42,415
Total assets	$2,844,231	$2,850,179

Liabilities and Membership Equity
Current liabilities:
Accounts payable	$47,406	$42,144
Accrued interest	36,981	10,968
Long-term debt and capital leases, current portion	12,628	15,926
Other current liabilities	83,888	90,608
Total current liabilities	180,903	159,646
Long-term debt and capital leases, net of current portion	1,800,172	1,796,944
Deferred tax liabilities, net	329,928	321,131
Other non-current liabilities	16,041	14,089
Total liabilities	2,327,044	2,291,810

Commitments and contingencies

Membership equity:
Paid-in capital	828,112	827,617
Accumulated deficit	(305,933)	(272,275)
Accumulated other comprehensive income (loss)	(7,170)	518
DJO Finance LLC membership equity	515,009	555,860
Noncontrolling interests	2,178	2,509
Total membership equity	517,187	558,369
Total liabilities and membership equity	$2,844,231	$2,850,179

- more -

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	April 3, 2010	March 28, 2009
Net sales:
Domestic Rehabilitation Segment	$159,220	$146,204
International Segment	63,894	55,146
Domestic Surgical Implant Segment	16,962	15,303
Consolidated net sales	$240,076	$217,653
Gross profit:
Domestic Rehabilitation Segment	$103,972	$96,188
International Segment	37,729	31,505
Domestic Surgical Implant Segment	13,462	11,898
Expenses not allocated to segments/Eliminations	(2,441)	(938)
Consolidated gross profit	$152,722	$138,653
Operating income:
Domestic Rehabilitation Segment	$40,648	$33,742
International Segment	15,318	10,063
Domestic Surgical Implant Segment	2,748	2,460
Expenses not allocated to segments/Eliminations	(41,143)	(33,146)
Consolidated operating income	$17,571	$13,119

- more -

DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended April 3, 2010 and March 28, 2009

 and the Twelve Months Ended April 3, 2010

(unaudited)

(In thousands)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $675.0 million of senior notes and the $200.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus loss from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

- more -

The following table provides reconciliation between net loss and Adjusted EBITDA for the three months ended April 3, 2010 and March 28, 2009 and the twelve months ended April 3, 2010.

	(unaudited)
(in thousands)	Three Months Ended April 3, 2010	Three Months Ended March 28, 2009	Twelve Months Ended April 3, 2010
Net loss attributable to DJO Finance LLC	$(33,658)	$(14,308)	$(69,783)
Loss (income) from discontinued operations, net	—	(410)	729
Interest expense, net	40,359	38,255	158,103
Income tax provision (benefit)	9,768	(11,937)	27
Depreciation and amortization	25,851	25,166	112,833
Non-cash items (a)	491	597	4,102
Non-recurring items (b)	12,979	7,881	52,718
Other adjustment items, before future cost savings (c)	5,755	3,378	4,981
Other adjustment items – future cost savings applicable for twelve month period only (d)	NA	NA	800
Adjusted EBITDA	$61,545	48,622	$264,510

(a) Non-cash items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended April 3, 2010	Three Months Ended March 28, 2009	Twelve Months Ended April 3, 2010
Stock compensation expense	$495	$569	$3,308
Loss on disposal of assets	(4)	28	794
Total non-cash items	$491	$597	$4,102

(b)      Non-recurring items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended April 3, 2010	Three Months Ended March 28, 2009	Twelve Months Ended April 3, 2010
Employee severance and relocation (1)	$1,424	$659	$9,411
Integration expense (2)	8,278	2,991	26,187
ERP Implementation	3,277	4,231	17,120
Total non-recurring items	$12,979	$7,881	$52,718

(1)          Employee severance and relocation for the three months ended April 3, 2010 included $0.8 million of severance payments made to employees in connection with our Chattanooga integration and $0.6 million of severance related to the DJO Merger.  Employee severance and relocation for the three months ended March 28, 2009 included $0.3 million of severance payments made to employees in connection with restructuring at our international locations and $0.4 million of severance payments made to employees in connection with integration activities following the DJO Merger.  Employee severance and relocation for the twelve months ended April 3, 2010 included $6.2 million, $1.8 million and $1.4 million of severance payments made to employees in connection with our Chattanooga integration, our company-wide headcount reduction, and other acquisitions, respectively.

(2)          Integration expense for the three months ended April 3, 2010 included $5.2 million, $1.9 million, and $1.2 million of integration costs incurred in connection with our Chattanooga integration, our recent sales reorganization and other recent acquisitions, respectively.  Integration expense for the three months ended March 28, 2009 included $3.9 million and $4.9 million of integration costs incurred in connection with restructuring at our international locations and the DJO Merger, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.  Integration expense for the twelve months

- more -

ended April 3, 2010 included $16.3 million, $5.2 million, $2.2 million, $1.2 million, and $1.3 million of integration costs incurred in connection with the DJO Merger, our Chattanooga integration, restructuring at our international locations, our recent sales reorganization and other acquisitions, respectively.

(c)       Other adjustment items, before future cost savings, are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended April 3, 2010	Three Months Ended March 28, 2009	Twelve Months Ended April 3, 2010
Blackstone Monitoring fees	$1,750	$1,750	$7,000
Noncontrolling interest	322	139	906
Pre-acquisition EBITDA (1)	NA	NA	600
Pre-disposition EBITDA (2)	NA	NA	(255)
Other (3)	3,683	1,489	(3,270)
Total other adjustment items, before future cost savings	$5,755	$3,378	$4,981

(1)          For the twelve months ended April 3, 2010 included pre-acquisition Adjusted EBITDA for two Canada subsidiaries acquired in August 2009.

(2)          Represents pre-closing Adjusted EBITDA related to certain immaterial product lines sold in fiscal year 2009.

(3)          For the three months ended April 3, 2010 included approximately $2.3 million related to fees associated with our January 2010 debt offering and various litigation settlements and net foreign currency transaction (gains) losses.  March 28, 2009 included net foreign currency transaction (gains) losses.  For the twelve months ended April 3, 2010 included a $3.1 million gain related to the sale of certain product lines, approximately $2.3 million related to fees associated with our January 2010 debt offering and various litigation settlements, and net foreign currency transaction (gains) losses.

(d)         For the twelve months ended April 3, 2010 included projected cost savings of $0.8 million in connection with our two Canada subsidiaries acquired in August 2009.

###